Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "SOCIAL REALITY CORPORATION", CHANGING ITS NAME FROM "SOCIAL REALITY CORPORATION" TO "SOCIAL REALITY, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF AUGUST, A.D. 2011, AT 2:15 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5019054 8100

110965003

AUTHENTICATION: 9002786

DATE: 08-31-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:27 PM 08/30/2011
FILED 02:15 PM 08/30/2011
SRV 110965003 - 5019054 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Social Reality Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Social Reality Corporation.
2. That a Certificate of Incorporation
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on August 2, 2011 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)
   The name of the corporation was incorrect.
4. Article I of the Certificate is corrected to read as follows:
   The name of the Corporation is Social Reality, Inc. (hereinafter, the "Corporation")

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 30th day of August, A.D. 2011.

By: /s/ Christopher Miglino
Authorized Officer
Name: Christopher Miglino
Print or Type
Title: Incorporator